Exhibit 10.4

AMENDMENT A

August 22, 2002

1. Reference is made to Lease dated December 6, 2000, by and between H&N Associates, LLC, a Massachusetts Limited Liability Company, as Landlord (“Landlord”), and Advanced Inhalation Research, Inc., a Delaware Corporation, as tenant (“Tenant”), with respect to premises known as Brickyard Square, 190 Everett Avenue, Chelsea, Massachusetts. Said Lease is hereinafter referred to as “the Lease”.

2. Landlord and Tenant hereby agree that the Lease is hereby amended in the following respects:

(A) Landlord shall perform the work set forth on that Proposal of Multi-State Roofing, Inc. attached hereto and made a part hereof as Exhibit A, all at Tenant’s sole cost and expenses. Tenant shall pay to Landlord the amount set forth on any invoice of Multi-State Roofing, Inc., upon presentation of such invoice. Tenant shall also pay for the cost of any change orders approved by tenant prior to work being begun. Landlord shall give to Tenant the benefit of any and all warranties that Landlord may have from Multi-State Roofing, Inc. pursuant to the work set forth on Exhibit A.

(B) Notwithstanding the provisions of subsection (2) of Section (A) of Article 4 of the lease, Tenant shall repair the roof and keep same in good order and in serviceable condition.

3. Except as expressly modified herein the Lease shall remain unmodified and in full force and effect.

4. The provisions of this Amendment A shall be binding upon and shall inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns.

In Witness Whereof, Landlord and Tenant have caused this Amendment A to be executed as an instrument under seal as of the day and year first above written.

LANDLORD: H & N ASSOCIATES, LLC	TENANT: ADVANCED INHALATION RESEARCH, INC.

/s/ Harold C. Garnick	By	/s/ James M. Frates
Harold C. Garnick, Manager		Name:
Title:

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